As filed with the Securities and Exchange Commission on September 20, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PREFERRED VOICE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	75-2440201 (I.R.S. employer identification no.)

6500 Greenville Avenue, Suite 570
Dallas, Texas 75206
214-265-9580
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mary G. Merritt
Vice President-Finance and Chief Financial Officer
Preferred Voice, Inc.
6500 Greenville Avenue, Suite 570
Dallas, Texas 75206
214-265-9580
(Name, address including zip code, and telephone number, including area code, of agent for service)

Copy to:
Bruce H. Hallett
Hallett & Perrin, P.C.
2001 Bryan St., Suite 3900
Dallas, Texas 75201
(214) 922-4120

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(3)	Proposed Maximum Aggregate Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, $0.001 par value	6,998,703	$0.33	$2,309,572	$212.48

(1)
The number of shares being registered represents the number of shares issued and outstanding pursuant to exempt private placements of our common stock and those we may issue upon exercise of common stock purchase warrants.

(2)
Based on the average of the reported bid and asked prices of the common stock reported on the OTC Bulletin Board on September 19, 2002, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(3)
Pursuant to Rule 416, this registration statement is deemed to include additional shares of common stock issuable under the terms of the common stock purchase warrants to prevent dilution resulting from any stock splits, stock dividends, recapitalizations and similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

EXPLANATORY NOTE

Pursuant to the requirements of the Corporate Security Law of California and the regulations promulgated thereunder, an addendum setting forth certain suitability requirements for California residents with respect to the purchase of shares of common stock of Preferred Voice, Inc. pursuant to this Registration Statement must be affixed to the prospectus when the prospectus is used in California. This addendum follows this page and the final form of the addendum will be filed with the Securities and Exchange Commission along with the final form of the prospectus.

FOR CALIFORNIA RESIDENTS ONLY: THE COMMON STOCK OF THE COMPANY MAY BE SOLD ONLY TO SUITABLE INVESTORS WHO HAVE REPRESENTED IN WRITING TO THE COMPANY AND THE BROKER-DEALER EFFECTING THE PURCHASE THAT THEIR PURCHASE OF SHARES (THE “REGISTRATION SHARES”) OF COMMON STOCK SUBJECT TO THIS REGISTRATION STATEMENT DOES NOT EXCEED 10% OF THEIR NET WORTH AND EITHER (1) THEY HAVE A LIQUID NET WORTH OF NOT LESS THAN $75,000 AND A GROSS ANNUAL INCOME OF NOT LESS THAN $50,000, OR (2) A LIQUID NET WORTH OF $250,000, IN ALL INSTANCES EXCLUSIVE OF HOME, HOME FURNISHINGS AND AUTOMOBILES. THE FOREGOING SUITABILITY REQUIREMENTS WILL NOT APPLY WITH RESPECT TO ANY INVESTOR WHOSE PURCHASE OF REGISTRATION SHARES IS LIMITED TO $2,000.00 OR LESS. IN ORDER FOR A CALIFORNIA RESIDENT TO PURCHASE REGISTRATION SHARES, SUCH INVESTOR MUST COMPLETE AND SIGN A STATEMENT OF SUITABILITY OF CALIFORNIA INVESTOR (THE “STATEMENT”), WHICH YOU MAY OBTAIN EITHER FROM YOUR BROKER-DEALER OR THE COMPANY BY CONTACTING MARY MERRITT, VICE PRESIDENT, AT THE TELEPHONE NUMBER OR ADDRESS SET FORTH ON PAGE 2 OF THE PROSPECTUS, AND THE STATEMENT MUST BE REVIEWED AND APPROVED BY THE COMPANY.

SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2002

PREFERRED VOICE, INC.

COMMON STOCK

6,998,703 Shares

The selling stockholders identified in this prospectus may use the prospectus to offer and sell up to 6,998,703 shares of our common stock from time to time, including 4,428,703 shares that the selling stockholders may acquire on exercise of warrants. The selling stockholders will receive all the proceeds from the sale of these shares.

Our common stock has been traded in the over-the-counter (OTC) market and quoted through the OTC Bulletin Board under the symbol “PFVI.OB.” On September 19, 2002, the reported closing bid and asked prices of our common stock were $0.28 per share and $0.38 per share, respectively.

These securities involve a high degree of risk. See “ Risk Factors” beginning on page 4 to read about certain factors you should consider before deciding whether to invest in our common stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

The date of this Prospectus is                                              , 2002

INCORPORATION OF DOCUMENTS BY REFERENCE

We “incorporate by reference” into this Prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that we file after the date of this Prospectus with the SEC will automatically update and supercede this information. We incorporate by reference into this Prospectus the documents listed below:

•	Annual report on Form 10-KSB for the year ended March 31, 2002.

•	Quarterly report on Form 10-QSB for the quarter ended June 30, 2002.

•
All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus to the end of the offering of the Debentures and common stock under this Prospectus shall also be deemed to be incorporated herein by reference and will automatically update information in this Prospectus.

Any statement contained in a document incorporated or considered to be incorporated by reference in this Prospectus shall be considered to be modified or superceded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that is, or is considered to be, incorporated by reference modifies or supercedes such statement. Any statement that is modified or superceded shall not, except as so modified or superceded, constitute a part of this Prospectus.

You may request a copy of the documents incorporated by reference in this Prospectus, other than exhibits which are not specifically incorporated by reference into such document, and our certificate of incorporation and bylaws, at no cost by writing or telephoning us at the following:

Preferred Voice, Inc.
6500 Greenville Avenue, Suite 570
Dallas, Texas 75206
214-265-9580
Attn: Secretary

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and special reports, and other information with the SEC.

You may read and copy this information at the following locations of the SEC:

Public Reference Room	Midwest Regional Office
450 Fifth Street, N.W.	500 West Madison Street
Room 1024	Suite 1400
Washington, D.C. 20549	Chicago, IL 60661

You may also obtain copies of the information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, at prescribed rates.

The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the site is www.sec.gov.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein or incorporated herein by reference are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this Prospectus, other than statements of historical fact, that address activities, events or developments that we expect or anticipate may occur in the future, including statements regarding our future economic performance, restaurant openings, operating margins, the availability of acceptable real estate locations for new restaurants, and the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity and capital resources needs, may be considered forward-looking statements. Also, when we use words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably” or similar expressions, we are making forward-looking statements.

These forward-looking statements are based on assumptions concerning risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause our actual results, performance or achievement to differ materially from our expectations include the following: 1) one or more of the assumptions or other factors discussed in connection with particular forward-looking statements or elsewhere in this report prove not to be accurate; 2) we are unsuccessful in increasing sales through its anticipated marketing efforts; 3) mistakes in cost estimates and cost overruns; 4) our inability to obtain financing for general operations including the marketing of our products; 5) non-acceptance of one or more of our products in the marketplace for whatever reason; 6) our inability to supply any product to meet market demand; 7) generally unfavorable economic conditions which would adversely effect purchasing decisions by distributors, resellers or consumers; 8) development of a similar competing product at a similar price point; 9) the inability to adequately protect our intellectual property; 10) if we experience labor and/or employment problems such as the loss of key personnel, inability to hire and/or retain competent personnel, etc.; and 11) if we experience unanticipated problems and/or force majeure events (including but not limited to accidents, fires, acts of God etc.), and are adversely affected by problems of its suppliers, shippers, customers or others. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by such factors. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Notwithstanding the foregoing, we are not entitled to rely on the safe harbor for forward looking statements under 27A of the Securities Act or 21E of the Exchange Act as long as our stock is classified as a penny stock within the meaning of Rule 3a51-1 of the Exchange Act. A penny stock is generally defined to be any equity security that has a market price (as defined in Rule 3a51-1) of less than $5.00 per share, subject to certain exceptions.

THE COMPANY

We integrate and market speech recognition technologies to phone companies, to enhance their overall package of voice services. Our key product, the Voice Integrated Platform (“VIP system” or the “system”), successfully integrates the Philips Speech Pearl Natural Dialog, the brand name of Philips Electronic North America Corporation’s speech recognition technology, with our proprietary software application. The system is designed to utilize standard industrial grade hardware and a microprocessor-based computing system, with a Windows NT operating system that fits into a standard rack that can be placed in the phone company’s switch room. With the VIP system, a subscriber to our services can use natural conversational speech to access a variety of enhanced service applications.

We were incorporated in Delaware in 1992 under the name of Direct Connect, Inc. and began operations in the telecommunications industry under the name of Preferred Telecom, Inc. in April 1995. We began as a long distance telecommunications carrier with a variety of enhanced services; however, in February 1997 we sold a number of assets, including our end-user customer base to Brite Voice Systems, Inc. We have since focused on enhanced telephone services that feature speech recognition technology, believing that there are larger market opportunities in offering enhanced speech recognition services to phone companies.

Our principal executive offices are located at 6500 Greenville Avenue, Suite 570, Dallas, Texas 75206, and our telephone number at that address is (214) 265-9580 and our fax number is (214) 265-9663. Our website address is http://www.preferredvoice.com. The information contained in our website is not incorporated by reference into this prospectus.

RISK FACTORS

Risks Related to Our Business

Limited revenue history.

Because our commercial offerings of applications through the VIP system are at an early stage, we are not currently deriving substantial revenue from the services that we intend to provide going forward. We began actively marketing the VIP system at the end of 1998. Accordingly, we have a limited operating history upon which you can base an evaluation of us and our current prospects. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets, such as the voice recognition market. Some of the risks, expenses and difficulties we face are the following:

•	reliance on the few phone companies with which we have deployed our services;

•	creating recognition and more widespread acceptance of voice recognition services;

•	significant capital outlays related to installment and deployment of the VIP system and services prior to recognition of any revenue;

•	reliance on significant equity investment to continue operations; and

•	need to retain key management and software development in a competitive labor market.

Our inability to address these risks, expenses and difficulties could harm our business.

Our limited funding may restrict our operations and our ability to implement our new strategy, and the availability of additional resources is uncertain.

Our business model requires us to devote significant financial resources to the continued enhancement and maintenance of our VIP system and related services and applications. If we are not able to successfully manage our existing resources or to secure additional funding and other resources in a timely manner, our ability to successfully provide these services and applications and to generate sufficient revenues will be restricted.

We must conserve cash because we have generated minimal revenues to date. We cannot guarantee that, in the future, we will be able to raise sufficient money through sales of debt or equity. The unavailability or timing of significant revenues and financing could prevent or delay the continued provision of our services and applications and may require us to curtail our operations.

Our ability to grow our business will be harmed if we cannot retain our current key personnel.

Our ability to continue to compete in the voice recognition services market and grow our business is dependent in large part on a number of key senior management, software development and sales and marketing employees. We currently have only one written employment agreement for a specified term with William Schereck, our President and Chief Operating Officer, however, we do not have such agreements with any of our other executive officers, key technical or managerial personnel. The loss of any of our key employees’ services could have a negative effect on our ability to grow and achieve profitability.

Our ability to generate revenue could be negatively affected if we, and those who contract with us, are unable to create a large enough market for the services we offer through our VIP system to justify the expenditures we need to make to implement and continue to enhance such services.

Our business model depends on our ability to derive revenue from our revenue sharing contracts which allows contracting phone companies to sell the applications of our VIP system platforms to their subscribers. As a result, our future financial performance will depend in large part on the continued market acceptance of our voice-recognition applications, our ability to market additional applications of our VIP system software and our ability to adapt and modify the VIP system to meet the evolving needs of phone companies who use our system. Revenues from our VIP system services depend in part on the generation of significant numbers of subscribers. It is uncertain whether we or the phone companies with whom we contract will be able to develop and maintain at reasonable cost a significant subscriber base for our services and applications. Competition and the future effects of product enhancements makes the life cycle of our products and services difficult to estimate, including developments in the hardware and software environments in which the voice-recognition applications operate. The failure of our applications to gain widespread acceptance, whether as a result of competition, technological change or otherwise, could have a material adverse effect on our ability to generate revenue and our business could be harmed.

If we fail to continue to attract and retain strategic relationships with phone companies who provide the medium through which we market our services and service subscribers, we may be unable to sell our services and generate revenues, and our business could be harmed.

We will continue to distribute our services through phone companies. The effectiveness of generating subscriber sales from strategic relationships with phone companies is dependent on the marketing and sales efforts of those phone companies with whom we contract, and their dedication of resources to providing new innovative voice recognition products to their subscribers.

In addition, we cannot assure you that we will be able to effectively manage potential conflicts in our strategic relationships, that economic conditions or industry demand will not adversely affect the phone companies with whom we contract or that such phone companies will not devote greater resources to market and support the services of other companies not utilizing voice recognition. Our future performance also will depend in part on our ability to attract additional phone companies that will be able to market and support our products effectively, especially in markets in which we have not previously sold our products or services. We also rely on phone companies to provide their subscribers who utilize our services customer support for our services. If those phone companies fail to provide adequate customer support, their subscribers who subscribe to our services could cease using our services and applications, which could harm our customer goodwill, adversely affect our ability to sell our services, and, therefore, impair our ability to generate revenue.

We rely on our intellectual property rights to our proprietary technology, however, protection of our intellectual property rights is uncertain and could be costly.

Our success depends to a large extent upon our proprietary technology. We regard our software applications as proprietary and rely primarily on a combination of contract, copyright, trademark and trade secret law to protect our proprietary rights. We have no patents on our products currently in commercial use, and we have not yet registered any of the marks related to our applications, although we are in the process of applying for patents and registering trademarks on several of our products and service applications. The source code for our proprietary applications is protected by trade secret and copyright laws. It is our policy to enter into confidentiality agreements with our employees to protect our software, documentation and other written materials under trade secret and copyright laws.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise use our products or technology, to obtain and use information that we regard as proprietary or to independently develop similar or superior products or technology. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, we expect that software piracy will be a persistent problem. In addition, we may make our source code or products available to our strategic partners, which may increase the likelihood that our products are misappropriated or misused. We have applied for patents on our Voice Integrated Platform and Method of Operation Thereof, Voice Integrated Platform and Method of Operation Thereof with Release Links and Method and Apparatus that Provides a Reusable Voice Path in Addition to Release Link Functionality for use with a Platform having a Voice Activated Front End. We have also applied for trademarks for Class 9-Preferred Voice, Class 38-Preferred Voice, Safety Talk, Safety*Talk, BusinessConnect and ** Talk.

We may expend significant resources to defend against claims of infringement by third parties and if we are not successful, we could lose rights to our technology and be required to enter into costly license or royalty agreements.

We are not aware that any of our products, trademarks or other proprietary rights infringe the proprietary rights of others. However, we cannot assure you that a third party will not assert infringement claims against us in connection with our current or future products. As the number of software products increases and the functions of these products overlaps, we expect that software developers may increasingly become subject to infringement claims. Any infringement claim, with or without merit, may be time consuming and expensive to defend, cause product and service delays or require us to enter into royalty or licensing agreements that may not be acceptable to us.

Our products can have a long sales and implementation cycle and, as a result, our quarterly operating results and our stock price may fluctuate.

The sales cycles for the closing of one of our revenue sharing agreements is generally three to six months but may be shorter or longer depending on the size and complexity of the phone company customer and such customer’s telecommunications network. We may spend significant time educating and providing information to prospective phone company customers regarding the use and benefits of our services. During this education period, we may expend substantial sales, marketing and management resources.

After we sign a revenue sharing agreement with a contracting phone company, it may take substantial time and resources to deploy and integrate our software and hardware into contracting telephone companies’ existing systems. Our current average time from signing of a contract to deployment is averaging approximately five months. Our agreement specifies acceptance criteria, and we will not be able to recognize service revenue until each installation is accepted and services are provided and billed to the phone company’s subscribers. In the case of carriers who have signed our “opt-out” contracts, those carriers do not charge subscribers for the first month of service in order to provide the subscribers with the opportunity to opt out of the Safety Dialing service. Therefore, we will not recognize any revenue from the first month of service we provide under the “opt-out” contracts. We also have in the past and may in the future experience other unexpected delays in recognizing revenue. Consequently, the length of our sales and implementation cycles makes it difficult to predict the quarter in which revenue recognition may occur and may cause service revenue and operating results to vary significantly from period to period. These facts could cause our stock price to be volatile or to decline.

Our Marketing Agreements allow participating local telephone companies and cell phone companies to reject the VIP system after installation and testing is completed and are generally terminable after five years.

Our Marketing Agreements allow participating local telephone companies and cell phone companies to reject the VIP system after installation and testing is completed if they provide us with written notice of problems revealed to the phone company in its testing period. These agreements also allow either us or the participating phone companies to terminate the contract on 30 days’ written notice if we are unable to cure any material deficiency of the VIP system within 30 days of when we commence testing. If a number of the local telephone companies and cell phone companies with whom we have contracted choose to reject the VIP system, our business, financial conditions and results of operations could be materially and adversely affected. In addition, our marketing agreements are generally terminable on 60 days notice after three to five years. If a number of local telephone companies and cell phone companies choose to terminate the agreements at that time, our revenues would substantially decline and results of operations could be substantially harmed.

We are currently involved in litigation related to a one-time sale of our VIP system, which if decided adversely to our interests could have a material adverse effect on our financial condition.

In 1999, we entered into an agreement with KMC Telecom Holdings, Inc. to sell them VIP system platforms and license them the technology included in the VIP system in 39 markets. This agreement created a significant fluctuation in our revenue for the quarter ended June 30, 1999 when the revenue associated with the market licensing fee was recognized and for the quarters ended September 30, 1999 and December 31, 1999 when KMC purchased testing systems and services. KMC has asserted that it has not accepted the initial VIP system we installed under the terms of our contract with them, and KMC has requested a refund of most of the $961,000 they paid to us for the licensing fee and eight installations. If we are required to refund that money, it could result in a substantial charge to our revenues in the period in which the refund is made and could have a material adverse effect on our financial condition.

Risks Related to Our Industry

The market for our services may not continue to develop, which would substantially impede our ability to generate revenues.

Our future financial performance depends in large part on growth in demand for our voice recognition services and applications. If the market for voice recognition services and applications does not develop or if we are unable to capture a significant portion of that market either directly or through the phone companies with whom we contract, our revenues and our results of operations will be adversely affected.

The market for voice recognition services is still evolving. Negative consumer perceptions regarding reliability, cost, ease-of-use and quality of speech-based products affects consumer demand and may impact the growth of the prospective phone company market. In order to achieve commercial acceptance, we will have to continue to educate prospective phone company customers about the uses and benefits of speech-activated services in general and our VIP system and applications in particular. As a result, we cannot guarantee that the market for voice recognition services and applications will grow or that consumers will accept any of the services or applications provided through our VIP system platform.

If we are unable to respond to rapid changes in technology, our systems could become obsolete and we could lose revenue.

The telecommunications services market is characterized by rapid technological change, changing consumer needs, frequent new product introductions and evolving industry standards. The introduction of products or services embodying new technologies and the emergence of new industry standards could render our voice recognition services and applications obsolete and unmarketable.

Our success will depend upon our ability to timely develop and introduce new products, services and applications, as well as enhancements to our existing product, services and applications, to keep pace with technological developments and emerging industry standards and address the changing needs of those phone companies to whom we are providing our services and applications and their subscribers. We may not be successful in developing and marketing new products and services that respond to technological changes or evolving industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new products, services and applications. In addition, our new products, services and applications may not adequately meet the requirements of the marketplace or achieve market acceptance.

Our phone company customers are subject to a regulatory environment and to industry standards that may change in a manner adverse to our interests.

Our phone company customers are subject to a number of government regulations and industry standards. Our products, services and applications must comply with these regulations and standards. Changes to these standards may require us to make periodic changes to our products and services. In addition, we have based our assumptions as to the probability of acceptance of our services and the potential market for our services on the assumption that state and federal legislation related to disabled persons’ use of speech recognition applications and the regulation by state and federal authorities of cellular telephone use while driving will drive demand. If such legislative action is not taken by regulatory authorities, it could have an adverse effect on our marketing efforts or even require us to expend significant amounts of capital on developing modifications of our existing products and services or new products and services.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share. As of August 15, 2002, there were outstanding:

•	18,407,493 shares of our common stock, held of record by approximately 2,400 stockholders;

•	warrants to purchase 4,428,703 shares of our common stock;

•	options to purchase 1,817,750 shares of our common stock; and

•	a convertible note with an option to convert such note into 25,000 shares of common stock.

The following is a summary of the material provisions of our common stock, our stock purchase warrants, registration rights granted by us, our amended certificate of incorporation and our bylaws.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to such dividends as may be declared by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. We have not authorized any preferred stock.

Stock Purchase Warrants

We have issued warrants at varying exercise prices, in various amounts and at various times to pay different obligations, to secure additional financing and to compensate employees for their services. Generally, the warrants are immediately exercisable, usually for a term of three to five years. The exercise price and the number of shares to be issued upon exercise of the warrant is subject to adjustment as a result of stock splits, stock dividends, merger, consolidation or exchange of shares pursuant to the terms of the applicable warrant certificate. We have extended the exercise period for certain warrants under different circumstances, as well. Most of these warrants entitle the holders to “piggyback registration” rights. All of the shares of common stock offered hereby have been registered pursuant to the exercise of these rights.

Anti-Takeover, Limited Liability and Indemnification Provisions

Delaware Anti-Takeover Law.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging in a business combination with any interested stockholder, except under the circumstances set forth below. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which such stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

•
on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification.     Our amended certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or any other person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that such person:

•	conducted himself or herself in good faith;

•
reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement actually and reasonably incurred by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

SELLING STOCKHOLDERS

The following table gives the names of the stockholders for whose accounts shares may be offered using this prospectus, the number of shares of our common stock owned by each named stockholder before this offering, the percentage of the total shares of our common stock as of August 30, 2002, represented by the shares owned, the number of shares that may be offered for the stockholder’s account in this offering and the number of shares to be owned by the stockholder following completion of the offering. The address for each listed director and executive officer is 6500 Greenville Avenue, Suite 570, Dallas, Texas 75206.

Name	No of Shares Owned (1)	No. of Shares Offered	No of Shares Owned After Offering(2)	% of O/S shares Owned after Offering(2)
Mary G. Merritt(3)	3,646,741	430,000	3,216,741	17.48%
G. Ray Miller(4)	602,250	530,000	72,250	*
C. H. Fallon	21,000	20,000	1,000	*
Capital Growth Fund Ltd(12)	806,471	262,500	543,971	2.96%
Lawrence E. Steinberg(5)	1,357,876	100,000	1,257,876	6.83%
Sean O’Donovan	35,000	35,000	0	*
Best Voice, Inc.	25,000	25,000	0	*
Nomis Communications, Inc.	25,000	25,000	0	*
G. Tyler Runnels(6)	759,695	83,000	676,695	3.68%
Kathryn Jergens	46,648	25,000	21,648	*
Bisbro Investments Co, Ltd. (12)	560,500	240,203	320,297	1.74%
Invest, Inc(12)	228,750	131,250	97,500	*
James Stone	65,500	50,000	15,500	*
Steve Chizzik	40,000	35,000	5,000	*
Howard Issacs	5,000	5,000	0	*
William Reininger	5,000	5,000	0	*
Elizabeth Valdes	5,000	5,000	0	*
Scott Ogilvie(7)	90,000	90,000	0	*
Robert Williams(8)	220,417	80,000	140,417	*
Richard Stone(9)	205,500	55,000	150,500	*
Ameritel Communications	11,250	11,250	0	*
Craig Dierksheide	13,750	13,750	0	*
Paragon Ranch(5) (12) (13) (15)	2,037,000	1,387,500	649,500	3.53%
Leslie Melzer(5) (13) (15)	2,483,500	290,000	2,193,500	11.92%
Davin Capital, L.P. (13)	476,188	95,238	380,950	2.07%
Christian D. Jensen(13)	2,381	2,381	0	*
Walter F. Imhoff IRA(10) (13)	9,524	9,524	0	*
James Sepenzis IRA(13)	15,000	15,000	0	*
Andrea Sepenzis(13)	2,500	2,500	0	*
Alexander Sepenzis(13)	2,500	2,500	0	*
Dawn/Lawrence Family(13)	2,381	2,381	0	*
Anthony W. Schiro(13)	2,500	2,500	0	*
Billy R & Diann Roy(13)	1,250	1,250	0	*
Pamela Beck(13)	1,250	1,250	0	*
Harry Lawler(13)	1,250	1,250	0	*
Lawler & Lawler(13)	1,250	1,250	0	*
Larry J. Richardson(13)	1,250	1,250	0	*
Roger C. Rogers IRA(13)	1,250	1,250	0	*
Judd Bogust(13)	5,000	5,000	0	*
Sheri Barron(13)	3,691	3,691	0	*

Gerard Hallaren(11)	77,500	67,500	10,000	*
Peter Foster(6)	61,500	40,000	21,500	*
Robert Ramsdell(6)	647,500	60,000	587,500	3.19%
J. Steven Emerson R/O IRA II(12) (15)	451,000	290,000	161,000	*
JMG Capital Partners, L.P. (5) (12) (15)	1,419,334	700,000	719,334	3.91%
JMG Triton Offshore Fund Ltd. (5) (12) (15)	1,416,334	700,000	716,334	3.89%
George L. Ball(12) (14)	18,750	6,250	12,500	*
Don A Sanders(12) (14)	150,000	50,000	100,000	*
Katherine U. Sanders(12) (14)	37,500	12,500	25,000	*
Sanders Opportunity Fund (Inst) LP(12) (14)	113,101	37,700	75,401	*
Sanders Opportunity Fund LP(12) (14)	29,399	9,800	19,599	*
Ben T. Morris(12) (14)	18,750	6,250	12,500	*
John H. Malanga(12)	7,500	2,500	5,000	*
The Runnels Family Trust(15)	618,692	96,000	522,692	2.84%
Trevor Colby(15)	30,000	30,000	0	*
Marcie Jaeger(15)	120,000	120,000	0	*
Ramsdell Family Trust(15)	527,500	200,000	327,500	1.78%
Yoram Chisin(15)	120,000	120,000	0	*
Jacob Wizman(15)	226,667	30,000	196,667	1.07%
Jacob Wizman Pension Fund(15)	30,000	30,000	0	*
Scott F. Drill(15)	24,000	24,000	0	*
James Samargis(6)	37,625	20,000	17,625	*
Stella Rochelle Totino(15)	15,000	15,000	0	*
Dante Francis Totino(15)	15,000	15,000	0	*
Wallis Naomi Ramsdell(15)	15,000	15,000	0	*
Mercedes J. Elkoff(15)	15,000	15,000	0	*
Ramsdell Irrevocable Tr UAD 12/28/92(15)	60,000	40,000	20,000	*
Walt Oxley	32,500	7,500	25,000	*
Nathan Schulhof Assoc	25,000	25,000	0	*
Ira Weingarten	364,839	40,000	0	1.76%
Amerivoice Telecom	40,000	40,000	0	*
Stifel, Nicolaus	51,035	51,035	0	*
*	Less than one percent (1%)

(1)
Unless otherwise indicated, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of our common stock beneficially owned, subject to community property laws where applicable. Represents those shares of common stock held by the selling stockholders, if any, together with those shares that such selling stockholder has the right to acquire upon exercise of warrants or otherwise within 60 days.

(2)
Because the selling stockholders may sell all or a portion of their shares of common stock pursuant to this prospectus at any time and from time to time, no estimate can be made of the number of shares of common stock that each selling stockholder may retain upon completion of the offering by the selling stockholders. Therefore, this table assumes that all shares of our common stock offered by this prospectus by each selling stockholder are actually sold. Such presentation is based on 18,407,493 shares of our common stock outstanding as of September 6, 2002, which number does not include all shares of common stock that may be issued upon exercise of the aforementioned warrants.

(3)	Ms. Merritt is a director, Secretary, Treasurer and Executive Vice President of Finance of the company.

(4)	Mr. Miller is a director and Chairman of the Board of Directors of the company.

(5)
Mr. Steinberg, Paragon Ranch, Inc., Leslie Melzer, JMG Capital Partners, L.P. and JMG Triton Offshore Fund Ltd. are each beneficial owners of more than 5% of the company’s common stock. Ms. Melzer is a director of the company.

(6)
Mr. Runnels, Mr. Foster, Mr. Samargis, and Mr. Ramsdell are all advisory council members of the company. T.R. Winston, where Mr. Runnels, a shareholder of the company, serves as Executive Vice President, received a finder’s fee from us in connection with private offerings we conducted in December 1999, April of 2001 and November of 2001.

(7)	Mr. Ogilvie is a director of the company.

(8)	Mr. Williams is a Vice President-Software Development of the company.

(9)	Mr. Stone is a Vice Presidnet-Sales of the company.

(10)
Mr. Imhoff is an officer and director of Stifel, Nicolaus & Company, Incorporated which acted as our placement agent in our August 24, 2000 private offering and which received a commission in connection with the transaction.

(11)
Mr. Hallaren was a director of the company from September 19, 2000 until December 4, 2001 and was a Managing Director until April, 2001 of Stifel, Nicolaus & Company, Incorporated which acted as our placement agent in our August 24, 2000 private offering and which received a commission in connection with the transaction.

(12)
On April 11, 2001, we issued 1,187,500 units consisting of one share of our common stock and one warrant to purchase one-half (1/2) of a share of common stock at a purchase price of $2.00 per unit to fourteen (14) investors, including the referenced stockholder. The aggregate proceeds of the offering was $2,375,000, before commissions and expenses. The warrants are exercisable at an exercise price of $2.00 per share and are exercisable for 5 years, subject to adjustments to the exercise price and number of shares issued on exercise on standard events, such as recapitalization or reorganization of Preferred. T.R. Winston and Sanders, Morris and Harris (“Sanders”) received an aggregate of six percent (6%) of the proceeds of the offering as a commission payable to them in cash for serving as placement agents on our behalf in this offering. The offer and sale of these securities was exempt from registration pursuant to Regulation D of the Securities Act.

(13)
On August 24, 2000, we completed the sale of 1,142,858 units consisting of one share of our common stock and one warrant to purchase one-fourth (1/4th) of a share of our common stock to eighteen (18) investors, including the referenced stockholder. The units were sold at a purchase price of $2.625 per unit. The warrants are exercisable at an exercise price of $2.625 per share and are exercisable for 5 years, subject to adjustments to the exercise price and number of shares issued on exercise on standard events, such as recapitalization or reorganization of Preferred. Stifel, Nicolaus & Company, Incorporated acted as placement agent for this offering and received a warrant to purchase 51,035 shares of our common stock at an exercise price of $3.53 per share, subject to the same adjustments as those warrants offered in the offering. Stifel, also received commissions payable to it in cash in the amount of six percent (6%) of the gross proceeds of the offering, which gross proceeds equaled $3,000,002, before commissions and expenses. The offer and sale of these securities was exempt from registration pursuant to Regulation D of the Securities Act.(14)

(14)
These stockholders are affiliates of Sanders, a broker-dealer that received a portion of the six percent (6%) commission paid to Sanders and T.R. Winston for the services as placement agents in the April 11, 2001 offering by the company which offering is referenced in footnote 11. These stockholders executed a Subscription Agreement in conjunction with the purchase of the shares to be sold upon effectiveness of this registration statement in which they represented that they were purchasing the shares for their own account and for investment without the intention of reselling or redistributing the shares and that no agreement had been made with others regarding the shares. Furthermore, we are not aware of any agreements or understandings, directly or indirectly, that these stockholders have with any person to distribute the securities.

(15)
On November 20, 2001, we completed the sale of 2,420,000 units consisting of one share of our common stock and one warrant to purchase one-half (1/2) of a share of common stock at a purchase price of $1.25 per unit to thirteen (13) investors, including the referenced stockholder. The aggregate proceeds of the offering was $3,025,000, before commissions and expenses. The warrants are exercisable at an exercise price of $1.50 per share and are exercisable for 5 years, subject to adjustments to the exercise price and number of shares issued on exercise on standard events, such as recapitalization or reorganization of Preferred. T. R. Winston, where Tyler Runnels, a shareholder of the company, serves as Executive Vice President, received a finders fee of $172,500 in cash in conjunction with this offering. These stockholders executed a Subscription Agreement in conjunction with the purchase of the shares to be sold upon effectiveness of this registration statement in which they represented that they were purchasing the shares for their own account and for investment without the intention of reselling or redistributing the shares and that no agreement had been made with others regarding the shares. Furthermore, we are not aware of any agreements or understandings, directly or indirectly, that these stockholders have with any person to distribute the securities.

PLAN OF DISTRIBUTION

We are registering this offering of shares on behalf of the selling stockholders. We will pay all costs, expenses and fees related to the registration, including all registration and filing fees, printing expenses, fees and disbursements of our counsel, blue sky fees and expenses. The selling stockholders will pay any underwriting discounts and selling commissions in connection with the sale of the shares and, if the selling stockholders elect to effect an underwritten public offering of the shares covered by this prospectus, all “road show” and other marketing expenses incurred by us, the selling stockholders or any underwriters that are not otherwise paid by the underwriters.

The selling stockholders may sell the shares covered by this prospectus from time to time in one or more transactions through the OTC Bulletin Board, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders will determine the prices at which they sell their shares in these transactions. The selling stockholders may effect the transactions by selling the shares to or through broker-dealers. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. The shares may be sold by one or more, or a combination, of the following:

•	a firm commitment underwritten secondary offering,

•	a block trade in which the broker-dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

•	an exchange distribution in accordance with the rules of the applicable exchange,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

•	privately negotiated transactions.

The selling stockholders may enter into hedging transactions with broker-dealers. In these transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell the common stock short pursuant to this prospectus and redeliver the shares to close out these short positions. The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares covered by this prospectus. The broker-dealer may then resell or otherwise transfer the shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may then sell the loaned shares or, upon a default by the selling stockholder, the broker-dealer may sell the pledged shares pursuant to this prospectus.

The selling stockholders may engage in other financing transactions that may include forward contract transactions or borrowings from financial institutions in which the shares are pledged as security. In connection with any of these forward contract transactions, the selling stockholders would pledge shares to secure their obligations and the counterparty to these transactions would sell the common stock short to hedge its transaction with the selling stockholder. Upon a default by the selling stockholder under any of these financings, including a forward contract transaction, the pledgee or its transferee may sell the pledged shares pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated with a selling stockholder in connection with the sale. Broker-dealers or agents, any other participating broker-dealers and the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders have not advised us whether they have or have not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

The selling stockholders will be subject to applicable provisions of the Exchange Act and their associated rules and regulations, including Regulation M. These provisions may limit the timing of purchases and sales of shares of our common stock, by the selling stockholders. We will make copies of this prospectus available to the selling stockholders, and we have informed them of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any arrangement that does not constitute a material change to the information in the registration statement has been entered into with an underwriter or a broker-dealer for the sale of the shares through an underwritten secondary offering or a block trade, special offering, exchange distribution or secondary distribution, purchase by a broker or dealer or hedging or financing transaction with the selling stockholders. If any information we receive regarding a stockholder’s plan of distribution constitutes a material change to the information in this registration statement, we will file a post-effective amendment, if required. The supplement or post-effective amendment, as applicable, will disclose:

•	the name of each underwriter or participating broker-dealer,

•	the number of shares involved,

•	the price at which the shares will be sold,

•	any commissions paid or discounts or concessions allowed to underwriters or broker-dealers, and

•	other facts regarding the transaction.

The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of shares using this prospectus against certain liabilities, including liabilities arising under the Securities Act.

The shares of common stock were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, provided by Section 4(2) thereof and, in certain cases, Regulation D thereof. We agreed to register the common stock under the Securities Act.

FOR CALIFORNIA RESIDENTS ONLY

Pursuant to the requirements of the Corporate Security Law of California and the regulations promulgated thereunder, the California Department of Corporations has required that certain suitability requirements be applicable to California residents with respect to the purchase of shares of common stock of the Company pursuant to this prospectus and that an addendum setting forth these special suitability requirements be affixed to the prospectus when the prospectus is used in California. The addendum further provides that a California resident proposing to purchase shares of common stock pursuant to this registration will be required to complete and sign a Statement of Suitability of California Investor and give it to his/her broker effecting the purchase who will then be required to send the executed copy of the Statement of Suitability of California Investor to the Company for review and acceptance prior to the completion of the transaction. Any California resident who obtains a copy of this prospectus without the addendum being affixed to the prospectus or a copy of the Statement of Suitability of California Investor should contact the Company at the address set forth in this prospectus to obtain a copy of the addendum and/or the Statement of Suitability of California Investor.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Hallett & Perrin, P.C., Dallas, Texas.

EXPERTS

The financial statements of Preferred Voice, Inc. as of March 31, 2002 and 2001 and for the years then ended appearing in this prospectus and registration statement have been audited by Philip Vogel & Co. PC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following expenses will be paid by the registrant:

Item	Amount (1)

SEC registration fee	$213

Legal fees and expenses	5,500

Accounting fees	500

Transfer agent fees and expenses	250

Miscellaneous	537

Total	$7,000

(1)	All items other than SEC registration fee are estimated.

Item 15.    Indemnification of Directors and Officers.

The Certificate of Incorporation of the registrant limits or eliminates the liability of the registrant’s directors or officers to the registrant or its stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, as amended (the “DGCL”). The bylaws of the registrant provide, in general, that the registrant shall indemnify its directors and officers under the circumstances described in Section 145 of the DGCL. The DGCL provides that a director of a Delaware corporation shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (i) for any breach of such person’s duty of loyalty; (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law; and (iv) for any transaction resulting in receipt by such person of an improper personal benefit.

Item 16.    Exhibits.

Exhibit Number	Description of Exhibit

3.1(1)	Certificate of Incorporation of Preferred/telecom, Inc. filed on August 3, 1992 with the Secretary of State of Delaware (Exhibit 3.1)

3.2(1)	Certificate of Amendment, filed on May 2, 1994 with the Secretary of State of Delaware (Exhibit 3.2)

3.3(1)	Certificate of Amendment, filed on March 21, 1995 with the Secretary of State of Delaware (Exhibit 3.3)

3.4(2)	Certificate of Amendment, filed on July 27, 1995 with the Secretary of State of Delaware (Exhibit 3.5)

3.5(3)	Certificate of Amendment, filed on March 7, 1997 with the Secretary of State of Delaware (Exhibit 3.5)

3.6(1)	Bylaws of Preferred/telecom, Inc. (Exhibit 3.4)

5.1*	Opinion of Hallett & Perrin, P.C.

23.1*	Consent of Hallett & Perrin, P.C. (included within Exhibit 5.1)

23.2*	Consent of Philip Vogel & Co. PC

*	Filed herewith.
(1)	Incorporated by reference to the exhibit shown in parenthesis to our Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 15, 1995.
(2)	Incorporated by reference to the exhibit shown in parenthesis to Amendment No. 1 to our Registration Statement, filed with the Securities and Exchange Commission on August 7, 1995.
(3)	Incorporated by reference to the exhibit shown in parenthesis to our Annual Report on Form 10-KSB for the period ended March 31, 1999, filed by us with the Securities and Exchange Commission.

Item 17.    Undertakings.

(a)    Rule 415 Offering

The registrant hereby undertakes (1) to file, during any period in which offers or sales are being made of the Shares registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    Filings Incorporating Subsequent Exchange Act Documents by Reference

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Indemnification for Liability under the Securities Act of 1933

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas and State of Texas on the 20th day of September, 2002.

PREFERRED VOICE, INC.

By:	/s/ MARY G. MERRITT
Mary G. Merritt Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints William J. Schereck and Mary G. Merritt, and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 as amended any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below and on September 20, 2002.

Name	Title

/s/ G. RAY MILLER G. Ray Miller	Chairman of the Board

/s/ WILLIAM J. SCHERECK William J. Schereck	President (Principal Executive Officer)

/s/ MARY G. MERRITT Mary G. Merritt	Vice President and Chief Financial Officer and Director

/s/ SCOTT V. OGILVIE Scott V. Ogilvie	Director

Leslie Meltzer	Director

II-4